Exhibit 99.1

For more information, contact:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FOURTH QUARTER AND

FULL YEAR 2009 RESULTS

Company Reduces Total Indebtedness by Over $115 Million in 2009 and

Expects to Exceed $0.60 in EPS in 2010

BLOOMFIELD HILLS, Michigan, March 2, 2010 — TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter and full year ended December 31, 2009. For the quarter, the Company reported sales from continuing operations of $191.1 million, a decline of 9.9% compared to the fourth quarter of 2008. The Company reported a fourth quarter loss from continuing operations of $8.9 million, or $0.26 per diluted share, compared to loss from continuing operations of $149.8 million, or $4.48 per diluted share, in fourth quarter 2008. Excluding Special Items(1) identified in the attached reconciliation for both periods, fourth quarter 2009 income from continuing operations would have been $3.6 million, or $0.11 per diluted share, as compared to fourth quarter 2008 income from continuing operations of $0.8 million, or $0.02 per diluted share.

For the year ended December 31, 2009, the Company reported sales from continuing operations of $803.7 million, a 20.7% decline compared to 2008. The Company reported full year income from continuing operations of $12.7 million, or $0.37 per diluted share, compared to a loss from continuing operations of $124.1 million, or $3.71 per diluted share, in 2008. Excluding Special Items for both periods, 2009 income from continuing operations would have been $14.9 million, or $0.43 per diluted share, as compared to 2008 income from continuing operations of $28.4 million, or $0.85 per diluted share.

TriMas Highlights

•                  Improved fourth quarter operating profit margin and Adjusted EBITDA(2) margin (both excluding the impact of Special Items) by 250 basis points compared to fourth quarter 2008.

•                  Realized $32 million in cost savings during the year, exceeding its $30 million Profit Improvement Plan. The 2010 run-rate of these actions is expected to be $35 million.

•                  Reduced operating working capital in all segments in fourth quarter 2009, compared to fourth quarter 2008 and third quarter 2009.

•                  Reduced total indebtedness, including amounts outstanding under its receivables securitization facility, by $115.4 million compared to December 31, 2008.

•                  The Packaging and Cequent segments exceeded management’s fourth quarter expectations with sales improvements of 20% and 16%, respectively, accompanied by substantial margin improvements in both segments, as compared to fourth quarter 2008.

“As we ended 2009, we intensified our focus on achieving our strategic aspirations for the company, including improved revenue growth, profitability, returns on capital and earnings per share,” said David Wathen, TriMas President and Chief Executive Officer. “2009 was a transition year for TriMas. We successfully installed new operating processes, accomplished major cost and working capital reductions, generated over $115 million in free cash flow(2) and refinanced our debt to provide greater financial flexibility in the future.”

“While the global economic environment continued to weigh on customer demand in many of our key markets, we began to see improved sales levels during the fourth quarter compared to previous quarters in 2009. Revenue declined approximately 10% compared to the fourth quarter of 2008, with stronger than expected sales in the

Packaging and Cequent segments. We again saw the benefits of our cost reduction activities, as operating profit (excluding Special Items) improved 26% and related operating margins improved 250 basis points compared to fourth quarter 2008. We also continued to aggressively reduce working capital and drive free cash flow, despite the historical seasonality in the fourth quarter,” Wathen commented.

Wathen continued, “In 2010, we estimate that sales will be up 4% to 7% versus 2009 levels, driven by organic growth initiatives and a modest improvement in several of our end markets. We also expect our continued productivity actions to help drive improved operating profit of 60 to 100 basis points in 2010, and we will continue to focus on improving working capital turns. After 2009’s transformation, we believe TriMas is now positioned to take advantage of our operating leverage and emphasize revenue and earnings per share growth, and to drive higher returns on capital. As a result of these initiatives, we expect 2010 earnings per share to exceed $0.60, a 39% improvement over 2009 earnings per share, excluding Special Items.”

“I am pleased with TriMas’ performance in a tough economic time during 2009. The TriMas team performed admirably during the year, and is ready to step up to the new challenges and rewards of growing TriMas. We are committed to driving improved results and increasing shareholder value in 2010, and we thank all of our stakeholders for their support during 2009,” Wathen concluded.

Fourth Quarter Financial Results — From Continuing Operations

•                  TriMas reported fourth quarter net sales of $191.1 million, a decrease of 9.9% in comparison to $212.2 million in fourth quarter 2008. Sales declines in the Energy, Aerospace & Defense and Engineered Components segments, due to continued end market pressure resulting from the general economic slowdown, were partially offset by improved sales in the Packaging and Cequent segments and approximately $7.3 million of favorable impact due to currency exchange.

•                  The Company reported operating profit of $7.1 million in fourth quarter 2009, as compared to an operating loss of $155.6 million during fourth quarter 2008. Excluding the impact of Special Items, operating profit would have been $17.0 million, or 8.9% of sales, during the fourth quarter of 2009, an increase from $13.5 million, or 6.4% of sales, during the fourth quarter of 2008. This 250 basis point improvement was a result of the Company’s cost reduction and productivity initiatives, with the largest positive impact experienced in the Packaging and Cequent segments.

•                  Adjusted EBITDA for fourth quarter 2009 decreased 34.0% to $17.3 million, as compared to $26.3 million in fourth quarter 2008. Excluding the impact of Special Items in both periods, Adjusted EBITDA would have increased 9.9% to $26.8 million, with Adjusted EBITDA margins improving 250 basis points compared to fourth quarter 2008.

Full Year 2009 Financial Results — From Continuing Operations

•                  Full year 2009 sales decreased 20.7% to $803.7 million, compared to 2008 sales of $1,013.8 million, within management’s guidance range of down 20% to 25% for the year. Sales declined in all segments primarily due to the global economic recession. 2009 sales were also negatively impacted by approximately $9.6 million of unfavorable currency exchange.

•                  The Company reported operating profit of $49.9 million for 2009, compared to an operating loss of $69.3 million for 2008. Excluding the impact of Special Items in both periods, 2009 operating profit would have been $71.5 million, as compared to $102.7 million in 2008.

•                  Adjusted EBITDA(2) for 2009 decreased 14.6% to $119.0 million, as compared to $139.3 million in 2008. Excluding the impact of Special Items in both periods, 2009 Adjusted EBITDA would have been $108.6 million, as compared to $140.3 million in 2008. Management’s aggressive cost reduction actions throughout the year mitigated the decline in Adjusted EBITDA margin resulting from lower sales volumes.

•                  Free Cash Flow(2) for 2009 increased 199.5% to $115.5 million from $38.6 million in 2008, driven by improvements in operating working capital resulting from reduced inventory and accounts receivables levels.

Discontinued Operations

The results of discontinued operations consist of the property management line of business, the specialty tapes and laminates business, which was sold for approximately $21 million in February 2009, and the medical device line of business, which the Company discontinued during the fourth quarter of 2009.

Financial Position

During fourth quarter 2009, TriMas successfully refinanced its debt facilities securing greater financial flexibility and extending its debt maturities profile. TriMas ended the quarter with cash of $9.5 million and $114.3 million of aggregate availability under its revolving credit and accounts receivable facilities. The Company reduced total indebtedness, including amounts outstanding under its accounts receivable facility, by $10.8 million during fourth quarter 2009, and by $115.4 million as compared to December 31, 2008. TriMas ended the year with reported total indebtedness of $514.6 million, with no amounts outstanding under its receivables securitization facility.

Business Segment Results — From Continuing Operations (Excluding the impact of Special Items(3))

Packaging — Sales for the fourth quarter increased 20.1% compared to the year ago period due primarily to growth in specialty dispensing and other new product sales and the impact of favorable currency exchange. Sales for the year decreased 10.1% due to the decline in industrial closure product sales and the unfavorable effects of currency exchange, partially offset by the growth in specialty dispensing and other new product sales. Operating profit for the quarter increased 105.3% due to higher sales, lower material costs and reduced selling, general and administrative costs associated with the Company’s cost reduction plans. As a result of the cost reduction actions throughout the year, 2009 operating profit margin improved by approximately 360 basis points compared to 2008. The Company continues to diversify its product offering by developing specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage markets, and expanding geographically to generate long-term growth.

Energy — Fourth quarter and full year sales decreased 33.2% and 30.3%, respectively, compared to the year ago periods, due primarily to reduced demand for engines and other well-site content, resulting from a reduction in drilling activity and the deferred completion of previously drilled wells in North America, partially offset by an increase in sales of compression products. Sales in the Energy segment were also negatively impacted due to lower sales of specialty gaskets and related fastening hardware as a result of decreased levels of turn-around activity at petrochemical refineries and reduced demand from the chemical industry. Operating profit for the quarter and year decreased as a result of the lower sales volumes and related lower absorption of fixed costs, partially offset by reductions in selling, general and administrative costs. The Company continues to launch new well-site products to complement its engine business, while continuing to expand its sales and service branch network for the specialty gasket business, in anticipation of improvements in underlying demand in both of these businesses.

Aerospace & Defense — Sales for the fourth quarter and full year decreased 39.4% and 21.9%, respectively, compared to the year ago periods due primarily to lower blind-bolt fastener sales resulting from consolidation of and inventory reductions at distribution customers, partially offset by sales of new products which increased the Company’s content on certain aircraft. Sales in the defense business were also lower compared to the year ago periods, as the Company has ceased production of cartridge cases due to the relocation of the defense facility. These decreases were partially offset by new product sales and increased revenue associated with managing the facility closure and relocation. Operating profit for the quarter and year decreased primarily due to lower sales volumes, lower absorption of fixed costs and a less favorable product sales mix, partially offset by reduced selling, general and administrative expenses. Despite the sales decline, the Company continues to invest in this high-profit segment by continuing to develop and market highly-engineered products for the aerospace market, as well as expand its offerings to military and defense customers.

Engineered Components — Fourth quarter and full year sales declined 38.7% and 47.7%, respectively, compared to the year ago periods due to demand declines in the Company’s industrial cylinder and precision cutting tools businesses, primarily as a result of the current economic downturn. Sales in the specialty fittings business increased during the fourth quarter due to new product offerings, but declined for the full year, compared to 2008. Operating profit for the quarter improved due to the Company’s cost reduction initiatives, partially offset by lower sales volumes and lower absorption of fixed costs. Due to lower sales volumes and related lower absorption, operating profit decreased for the full year, compared to 2008. The Company continues to develop new products and expand its international sales efforts.

Cequent — Sales for the fourth quarter increased 16.0% compared to the year ago period, resulting from increases in sales in the Australia/Asia Pacific and retail businesses and the favorable impact of currency exchange. Sales for the year decreased 12.1% compared to the year ago period due to weak, but improving, consumer demand for heavy-duty towing, trailer and electrical products and the unfavorable effects of currency exchange, partially offset by an increase in sales in the retail business and a slight improvement in sales in the Australia/Asia Pacific business. Operating profit for the quarter and year improved as a result of cost reductions implemented as part of the Company’s Profit Improvement Plan, partially offset by lower sales volumes and lower absorption of fixed costs. Due to the cost reduction actions, operating profit margin for the full year 2009 improved approximately 240 basis points compared to 2008. The Company continues to aggressively reduce fixed costs, decrease working capital and leverage strong brand positions for increased market share.

Outlook

The Company is estimating 2010 sales to increase 4% to 7%, compared to 2009. The Company expects full-year 2010 diluted earnings per share (EPS) from continuing operations to exceed $0.60 per share, in comparison to $0.43 per share in 2009, excluding Special Items in both periods. In addition, the Company expects its operating profit margin to improve by 60 to 100 basis points, compared to 2009, excluding Special Items, and Free Cash Flow, as defined in the attached reconciliation, to be in excess of $30 million.

“While we expect only a modest recovery in our end markets during 2010, we expect our planned growth and productivity initiatives to expand margins and accelerate our ability to grow earnings during the year,” Wathen commented. “The foundation we laid in 2009 will enhance our results in 2010, and provide for even greater margin expansion as normal end market demand returns.”

(1)          Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Adjusted EBITDA and operating results under GAAP.

(2)          See Appendix II for reconciliation of Non-GAAP financial measure Adjusted EBITDA and Free Cash Flow to the Company’s reported results of operations prepared in accordance with GAAP. Additionally, see Appendix I for additional information regarding Special Items impacting reported GAAP financial measures.

(3)          Operating Profit excludes the impact of Special Items. For a complete schedule of Special Items by segment, see Appendix “Company and Business Segment Financial Information — Continuing Operations.”

Conference Call Information

TriMas Corporation will host its fourth quarter 2009 earnings conference call today, Tuesday, March 2, 2009 at 10:00 a.m. EST. The call-in number is (866) 253-6505. Participants should request to be connected to the TriMas Corporation fourth quarter and full year 2009 earnings conference call (Conference ID # 1433136). The conference call will also be simultaneously webcast via TriMas’ website at www.trimascorp.com, under the “Investors” section, with an accompanying slide presentation.

A replay of the conference call will be available on the TriMas website or by dialing (888) 211-2648 (Access Code # 495602) beginning March 2nd at 2:00 p.m. EST through March 9th at 11:59 p.m. EST.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. TriMas has approximately 3,900 employees at 70 different facilities in 9 countries. For more information, visit www.trimascorp.com.

TriMas Corporation

Consolidated Balance Sheet

(Dollars in thousands, except for share amounts)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$9,480	$3,910
Receivables, net	93,380	104,760
Inventories	141,840	188,900
Deferred income taxes	24,320	16,970
Prepaid expenses and other current assets	6,500	7,430
Assets of discontinued operations held for sale	4,250	32,030
Total current assets	279,770	354,000
Property and equipment, net	162,220	176,850
Goodwill	196,330	202,280
Other intangibles, net	164,080	177,820
Other assets	23,380	19,270
Total assets	$825,780	$930,220

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$20,390	$10,360
Accounts payable	92,840	111,810
Accrued liabilities	65,750	66,340
Liabilities of discontinued operations	1,070	1,340
Total current liabilities	180,050	189,850
Long-term debt	494,160	599,580
Deferred income taxes	42,590	51,650
Other long-term liabilities	47,000	34,240
Total liabilities	763,800	875,320
Preferred stock $0.01 par: Authorized 100,000,000 shares;
Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares;
Issued and outstanding: 33,895,503 and 33,620,410 shares at December 31, 2009 and 2008, respectively	330	330
Paid-in capital	528,370	527,000
Accumulated deficit	(510,380)	(510,160)
Accumulated other comprehensive income	43,660	37,730
Total shareholders’ equity	61,980	54,900
Total liabilities and shareholders’ equity	$825,780	$930,220

TriMas Corporation

Consolidated Statement of Operations

(Dollars in thousands, except for share amounts)

	Quarter ended December 31, (unaudited)		Year ended December 31,
	2009	2008	2009	2008
Net sales	$191,090	$212,160	$803,650	$1,013,820
Cost of sales	(137,110)	(162,960)	(594,830)	(750,450)
Gross profit	53,980	49,200	208,820	263,370
Selling, general and administrative expenses	(37,960)	(37,540)	(150,200)	(165,260)
Estimated future unrecoverable lease obligations	(5,250)	—	(5,250)	—
Fees incurred under advisory services agreement	(2,890)	—	(2,890)	—
Net loss on dispositions of property and equipment	(750)	(180)	(570)	(340)
Impairment of property and equipment	—	(500)	—	(500)
Impairment of goodwill and indefinite-lived intangible assets	—	(166,610)	—	(166,610)
Operating profit (loss)	7,130	(155,630)	49,910	(69,340)
Other expense, net:
Interest expense	(10,510)	(13,580)	(45,070)	(55,740)
Gain (loss) on extinguishment of debt	(10,260)	3,740	17,990	3,740
Other expense, net	(70)	720	(1,750)	(2,260)
Other expense, net	(20,840)	(9,120)	(28,830)	(54,260)
Income (loss) from continuing operations before income tax benefit (expense)	(13,710)	(164,750)	21,080	(123,600)
Income tax benefit (expense)	4,840	14,910	(8,350)	(470)
Income (loss) from continuing operations	(8,870)	(149,840)	12,730	(124,070)
Loss from discontinued operations, net of income tax benefit	(2,490)	(11,990)	(12,950)	(12,120)
Net loss	$(11,360)	$(161,830)	$(220)	$(136,190)
Earnings (loss) per share:
Continuing operations	$(0.26)	$(4.48)	$0.38	$(3.71)
Discontinued operations, net of income tax benefit (expense)	(0.08)	$(0.35)	(0.39)	(0.36)
Net loss per share	$(0.34)	$(4.83)	$(0.01)	$(4.07)
Weighted average common shares - basic	33,516,104	33,450,444	33,489,659	33,422,572

Earnings (loss) per share - diluted:
Continuing operations	$(0.26)	$(4.48)	$0.37	$(3.71)
Discontinued operations, net of income tax benefit (expense)	(0.08)	$(0.35)	(0.38)	(0.36)
Net loss per share	$(0.34)	$(4.83)	$(0.01)	$(4.07)
Weighted average common shares - diluted	33,516,104	33,450,444	33,892,170	33,422,572

TriMas Corporation

Company and Business Segment Financial Information

Continuing Operations

(Unaudited — dollars in thousands)

	Quarter ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Packaging
Net sales	$38,930	$32,420	$145,060	$161,330
Operating profit (loss)	$9,660	$(57,730)	$33,050	$(31,200)
Operating profit (loss) as a % of sales	24.8%	NM	22.8%	NM
Special Items to consider in evaluating operating profit:
- Non-cash goodwill and indefinite-lived asset impairment	$—	$(62,490)	$—	$(62,490)
- Severance and business restructuring costs	$(110)	$—	$(590)	$(410)
Excluding Special Items, operating profit would have been:	$9,770	$4,760	$33,640	$31,700

Energy
Net sales	$37,670	$56,360	$148,930	$213,750
Operating profit	$3,400	$8,070	$12,780	$32,740
Operating profit as a % of sales	9.0%	14.3%	8.6%	15.3%
Special Item to consider in evaluating operating profit:
- Severance and business restructuring costs	$(340)	$—	$(570)	$(320)
Excluding Special Item, operating profit would have been:	$3,740	$8,070	$13,350	$33,060

Aerospace & Defense
Net sales	$17,890	$29,530	$74,420	$95,300
Operating profit	$3,360	$9,620	$21,770	$31,850
Operating profit as a % of sales	18.8%	32.6%	29.3%	33.4%
Special Item to consider in evaluating operating profit:
- Severance and business restructuring costs	$(40)	$—	$(180)	$(130)
Excluding Special Item, operating profit would have been:	$3,400	$9,620	$21,950	$31,980

Engineered Components
Net sales	$13,720	$22,390	$62,290	$119,050
Operating profit (loss)	$1,320	$(18,270)	$2,960	$(5,140)
Operating profit (loss) as a % of sales	9.6%	NM	4.8%	NM
Special Items to consider in evaluating operating profit (loss):
- Non-cash goodwill and indefinite-lived asset impairment	$—	$(19,180)	$—	$(19,180)
- Severance and business restructuring costs	$—	$—	$(370)	$(230)
Excluding Special Items, operating profit would have been:	$1,320	$910	$3,330	$14,270

Cequent
Net sales	$82,880	$71,460	$372,950	$424,390
Operating profit (loss)	$(1,930)	$(93,360)	$4,830	$(75,430)
Operating profit (loss) as a % of sales	-2.3%	NM	1.3%	NM
Special Items to consider in evaluating operating profit (loss):
- Non-cash goodwill and indefinite-lived asset impairment	$—	$(84,940)	$—	$(84,940)
- Estimated future unrecoverable lease obligations	$(5,250)	$—	$(5,250)	$—
- Severance and business restructuring costs	$(1,250)	$(1,900)	$(8,840)	$(2,100)
Excluding Special Items, operating profit (loss) would have been:	$4,570	$(6,520)	$18,920	$11,610

Corporate Expenses	$(8,680)	$(3,960)	$(25,480)	$(22,160)
Special Item to consider in evaluating corporate expenses:	$(2,890)	$(610)	$(5,830)	$(2,220)
- Severance and business restructuring costs
Excluding Special Items, corporate expenses would have been:	$(5,790)	$(3,350)	$(19,650)	$(19,940)

Total Company
Net sales	$191,090	$212,160	$803,650	$1,013,820
Operating profit (loss)	$7,130	$(155,630)	$49,910	$(69,340)
Operating profit (loss) as a % of sales	3.7%	NM	6.2%	NM
Total Special Items to consider in evaluating operating profit (loss):	$(9,880)	$(169,120)	$(21,630)	$(172,020)
Excluding Special Items, operating profit would have been:	$17,010	$13,490	$71,540	$102,680

Appendix I

TriMas Corporation

Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited)

	Year ended December 31, 2009		Year ended December 31, 2008
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income (loss) and EPS from continuing operations, as reported	$12,730	$0.37	$(124,070)	$(3.71)

After-tax impact of Special Items to consider in evaluating quality of income (loss) and EPS from continuing operations:
Goodwill and indefinite-lived intangible asset impairment charges	$—	$—	$(151,440)	$(4.53)
Impairment of property and equipment	—	—	(300)	(0.01)
Severance and business restructuring costs	(8,320)	(0.24)	(3,040)	(0.09)
Estimated future unrecoverable lease obligations	(3,240)	(0.10)	—	—
Fees incurred under advisory services agreement	(1,800)	(0.05)	—	—
Special Items, excluding gain (loss) on extinguishment of debt	$(13,360)	$(0.39)	$(154,780)	$(4.63)

Excluding Special Items except gain (loss) on extinguishment of debt, income and EPS from continuing operations would have been	$26,090	$0.76	$30,710	$0.92

After-tax impact of gain (loss) on extinguishment of debt	11,190	0.33	2,330	0.07

Excluding Total Special Items, income and and EPS from continuing operations would have been	$14,900	$0.43	$28,380	$0.85

Weighted-average shares outstanding at December 31, 2009 and 2008		33,892,170		33,422,572

	Quarter ended December 31, 2009		Quarter ended December 31, 2008
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Loss and EPS from continuing operations, as reported	$(8,870)	$(0.26)	$(149,840)	$(4.48)

After-tax impact of Special Items to consider in evaluating quality of loss and EPS from continuing operations:
Goodwill and indefinite-lived intangible asset impairment charges	$—	$—	(151,440)	$(4.53)
Impairment of property and equipment	—	—	(300)	(0.01)
Severance and business restructuring costs	(1,070)	(0.03)	(1,250)	(0.03)
Estimated future unrecoverable lease obligations	(3,240)	(0.10)	—	—
Fees incurred under advisory services agreement	(1,800)	(0.05)	—	—
Special Items, excluding gain (loss) on extinguishment of debt	$(6,110)	$(0.18)	$(152,990)	$(4.57)

Excluding Special Items except gain (loss) on extinguishment of debt, income and EPS from continuing operations would have been	$(2,760)	$(0.08)	$3,150	$0.09

After-tax impact of gain (loss) on extinguishment of debt	(6,380)	(0.19)	2,330	0.07

Excluding Total Special Items, income and and EPS from continuing operations would have been	$3,620	$0.11	$820	$0.02

Weighted-average shares outstanding at December 31, 2009 and 2008		33,516,104		33,450,444

Appendix I (cont.)

TriMas Corporation

Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited)

	Quarter ended December 31,		Year ended December 31,
(dollars in thousands)	2009	2008	2009	2008
Operating income (loss) from continuing operations, as reported	$7,130	$(155,630)	$49,910	$(69,340)

Special Items to consider in evaluating quality of earnings:
Goodwill and indefinite-lived intangible asset impairment charges	$—	$(166,610)	$—	$(166,610)
Impairment of property and equipment	—	(500)	—	(500)
Severance and business restructuring costs	(1,740)	(2,010)	(13,490)	(4,910)
Estimated future unrecoverable lease obligations	(5,250)	—	(5,250)	—
Fees incurred under advisory services agreement	(2,890)	—	(2,890)	—

Total Special Items	$(9,880)	$(169,120)	$(21,630)	$(172,020)

Excluding Special Items, operating profit from continuing operations would have been	$17,010	$13,490	$71,540	$102,680

	Quarter ended December 31,		Year ended December 31,
(dollars in thousands)	2009	2008	2009	2008
Adjusted EBITDA from continuing operations, as reported	$17,320	$26,260	$118,950	$139,300

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$(1,350)	$(2,010)	$(10,870)	$(4,910)
Estimated future unrecoverable lease obligations	(5,250)	—	(5,250)	—
Fees incurred under advisory services agreement	(2,890)	—	(2,890)	—
Special Items, excluding gain (loss) on extinguishment of debt	$(9,490)	$(2,010)	$(19,010)	$(4,910)

Excluding Special Items except gain (loss) on extinguishment of debt, Adjusted EBITDA from continuing operations would have been	$26,810	$28,270	$137,960	$144,210

Gross gain (loss) on extinguishment of debt	—	3,880	29,390	3,880
Excluding Total Special Items, Adjusted EBITDA from continuing operations would have been	$26,810	$24,390	$108,570	$140,330

Appendix II

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA(1) and Free Cash Flow(2)
(Unaudited)

	Quarter ended December 31,		Year ended December 31,
(dollars in thousands)	2009	2008	2009	2008
Net loss	$(11,360)	$(161,830)	$(220)	$(136,190)
Income tax benefit	(7,170)	(27,920)	(520)	(12,610)
Interest expense	10,670	13,600	45,720	55,920
Debt extinguishment costs	10,260	140	11,400	140
Impairment of property and equipment	2,340	500	2,340	500
Impairment of goodwill and indefinite-lived intangible assets	930	184,530	930	184,530
Depreciation and amortization	10,530	11,630	43,940	44,070
Adjusted EBITDA, total company	16,200	20,650	103,590	136,360

Adjusted EBITDA, discontinued operations	(1,120)	(5,610)	(15,360)	(2,940)

Adjusted EBITDA, continuing operations	$17,320	$26,260	$118,950	$139,300
Special Items	9,490	(1,870)	(10,380)	1,030
Cash interest	(18,140)	(20,420)	(43,600)	(52,660)
Cash taxes	(1,470)	(1,600)	(8,200)	(8,060)
Capital expenditures	(3,210)	(9,060)	(14,030)	(27,850)
Changes in operating working capital	14,800	3,250	58,710	(12,940)
Free Cash Flow from operations before Special Items	$18,790	$(3,440)	$101,450	$38,820
Cash paid for Special Items	(2,220)	(1,100)	(9,130)	(2,690)
Net proceeds from sale of business and other assets	90	180	23,190	2,440
Free cash flow	$16,660	$(4,360)	$115,510	$38,570

(1)          The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, debt extinguishment costs, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment.  Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses. In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes. However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definition of Adjusted EBITDA used here may differ from that used by other companies.

(2)          The Company defines Free Cash Flow as Adjusted EBITDA from continuing operations, plus Special Items and net proceeds from sale of businesses, less cash paid for interest, taxes and Special Items, capital expenditures and changes in operating working capital. As detailed in Appendix I, for purposes of determining Free Cash Flow, Special Items, net, include those costs, expenses and other charges incurred on a cash basis that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Free Cash Flow, as defined.

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